Exhibit 99.2

Global Power Equipment Group Inc.

Announces Private Offering of Convertible Notes

TULSA, Oklahoma, November 23, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today announced that it has entered into definitive agreements to sell $69 million of convertible senior subordinated notes that are due in 2011 in a private placement exempt from registration under the Securities Act of 1933. The notes carry a 4.25 percent coupon, payable semi-annually, and are convertible into shares of Global Power Equipment Group’s common stock at $10.61 per share, a 22 percent premium over the prior day’s weighted average price. The Company expects to close the transaction today and intends to use the net proceeds of the offering to fund its previously announced purchase of Williams Industrial Services Group and for other general corporate purposes. For a period ending six months after the date a registration statement covering the common stock underlying the convertible notes is declared effective, purchasers of the notes will have the right to require the Company to redeem up to $9 million of the principal amount of the notes issued in the transaction.

The announcement of this placement of convertible senior subordinated notes as detailed in this press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes. The convertible senior subordinated notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws.

About Global Power

Oklahoma based Global Power Equipment Group Inc. is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair.

This press release includes “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements give the Company’s current expectations or forecasts of future events. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 27, 2003, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future event or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398